FOR IMMEDIATE RELEASE	April 2, 2013
Contact: Susan Jordan
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES A NEW $35 MILLION

REVOLVING CREDIT AGREEMENT

FREEHOLD, NJ, April 2, 2013........ UMH Properties, Inc. (NYSE: UMH) today announced that on March 29, 2013, it has entered into a new $35 million Unsecured Revolving Credit Facility (the “Facility”) with Bank of Montreal (“BMO”).   UMH has the ability to increase the borrowing capacity by an amount not to exceed $15 million, representing a maximum aggregate borrowing capacity of $50 million, subject to the obtaining of additional commitments.  The maturity date of the Facility is March 29, 2016 with a one year extension available at the Company’s option.  Borrowings under the Facility can be used for, among other things, acquisitions, working capital, capital expenditures, and repayment of other indebtedness. Borrowings will bear interest at the Company’s option of LIBOR plus 2.00% to 2.75% or BMO’s prime lending rate plus 1.00% to 1.75%, based on the Company’s overall leverage.  The Company will pay a fee on the unused commitment amount of up to 0.35% per annum.

The Facility contains certain financial and other covenants typical for this type of Facility.  The Company’s ability to borrow under the Facility is subject to its compliance with the covenants and other restrictions on an ongoing basis. The principal financial covenants limit the Company’s level of secured and unsecured indebtedness and additionally require the Company to maintain certain debt coverage ratios.

Samuel A. Landy, President and Chief Executive Officer commented, "We are very pleased to start a long-term relationship with BMO and appreciate their support.  Our new Facility will further strengthen the financial flexibility and balance sheet of our company enabling us to continue to capitalize on opportunities presented to us and to execute our growth strategy.”

UMH, a publicly-owned REIT, owns and operates sixty-seven manufactured home communities containing approximately 12,500 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan.  In addition, the Company owns a portfolio of REIT securities.

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Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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